NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES CORE EARNINGS GROWTH OF 34% FOR SECOND QUARTER AND 22% FOR FIRST HALF

LATROBE, PA, July 17, 2008 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended June 30, 2008. The Company earned $961,000 (or $.32 per average share outstanding) in 2008 compared to $716,000 (or $.24 per average share outstanding) in 2007. The Company earned $1.777 million (or $.59 per average share outstanding) for the six-month period ended June 30, 2008 and $1.456 million (or $.48 per average share outstanding) for the six-month period ended June 30, 2007.

Second quarter earnings rose $245,000, or 34%, compared to the second quarter of 2007. On a linked-quarter basis, second quarter 2008 earnings increased $145,000, or 18%, over first quarter 2008 earnings. Earnings for the entire first half of 2008 rose $321,000, or 22%, compared to first half 2007 earnings.

President/Chief Executive Officer Gregg E. Hunter commented, “The Company’s 2007 Annual Report referenced significant core earnings improvement by the second quarter of 2008 despite hostile financial services industry conditions. That year-end 2007 view proved accurate due to strong capital levels, effective net interest margin stewardship and disciplined dedication to loan and investment portfolio credit quality. These attributes provide for a continually attractive dividend stream to shareholders.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except per share data)

	June 30,	June 30,
	2008	2007
	(unaudited)	(unaudited)

ASSETS
Cash and due from banks on demand	$ 8,576	$ 10,998
Interest bearing deposits with banks	48	317
Total cash and cash equivalents	8,624	11,315

Federal funds sold	-	375
Securities available for sale	99,156	71,954
Restricted investments in bank stock	3,119	1,216

Loans	216,531	224,521
Allowance for loan losses	(1,832)	(1,857)
Net loans	214,699	222,664

Premises and equipment	3,647	3,770
Other assets	16,774	17,110

Total assets	$ 346,019	$ 328,404

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 67,509	$ 66,671
Interest bearing	195,699	224,045
Total deposits	263,208	290,716

Short term borrowings	24,325	-
Long term borrowings	20,000	-
Other liabilites	2,031	1,483
Total liabilities	309,564	292,199

Shareholders' equity:
Common stock, par value $2 per share;
10,000,000 shares authorized; 3,600,000 shares issued;
2,897,053 and 3,044,813 shares outstanding in 2008 and 2007,
respectively.	7,200	7,200

Retained earnings	40,639	40,107

Accumulated other comprehensive income (loss)	614	(696)

Less treasury stock, at cost, 702,947 and 555,187 shares in 2008 and 2007, respectively	(11,998)	(10,406)
Total shareholders' equity	36,455	36,205

Total liabilities and shareholders' equity	$ 346,019	$ 328,404

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME:
Interest and fees on loans	$ 3,275	$ 3,373	$ 6,651	$ 6,794
Interest and dividends on securities:
Taxable	1,512	1,084	3,133	2,204
Exempt from federal income taxes	34	34	67	68
Other	5	94	17	117
Total Interest income	4,826	4,585	9,868	9,183

INTEREST EXPENSE:
Interest on deposits	1,195	1,641	2,750	3,229
Interest on short-term borrowings	114	3	245	67
Interest on long-term borrowings	229	-	458	-
Total Interest expense	1,538	1,644	3,453	3,296

NET INTEREST INCOME	3,288	2,941	6,415	5,887
PROVISION FOR LOAN LOSSES	-	-	-	90

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,288	2,941	6,415	5,797

OTHER OPERATING INCOME:
Asset management and trust income	258	253	515	527
Service charges on deposit accounts	158	165	308	316
Other service charges and fees	170	160	377	352
Income from investment in life insurance	140	135	280	270
Other income	44	32	89	78
Total other operating income	770	745	1,569	1,543

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,419	1,360	2,864	2,713
Net occupancy expense	182	173	381	367
Furniture and equipment	136	144	270	257
Pennsylvania shares tax	133	134	266	274
Legal and professional	129	111	242	231
Other expenses	715	785	1,499	1,533
Total other operating expenses	2,714	2,707	5,522	5,375

INCOME BEFORE INCOME TAXES	1,344	979	2,462	1,965
Income tax expense	383	263	685	509

Net income	$ 961	$ 716	$ 1,777	$ 1,456

Average Shares Outstanding	2,992,615	3,044,813	3,010,714	3,044,813

Earnings Per Share	$ 0.32	$ 0.24	$ 0.59	$ 0.48